Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Named Experts and Counsel” in the Registration Statement (Form S-8 No. 333-___) pertaining to the Pine Photonics Communications, Inc. 2000 Stock Plan and to the incorporation by reference therein of our report dated October 20, 2006, except for Note 16, as to which the date is January 26, 2007 with respect to the consolidated financial statements of Opnext, Inc. included in its Form 424(b)4 Prospectus filed with the Securities and Exchange Commission on February 16, 2007.

/s/ Ernst & Young LLP

New York, New York
April 18, 2007